Exhibit 99.1

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[OBJECT OMITTED]                                                           NEWS
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                                                       Contact:

                                                       Brenda S. Tudor
                                                       Vice President-Finance
                                                       & Chief Financial Officer
                                                       (828) 669-2941 (Ext. 223)


                    INGLES MARKETS, INCORPORATED CFO RESIGNS


ASHEVILLE,  NC - (February  25, 2005) - Ingles  Markets,  Incorporated  (NASDAQ:
IMKTE), announced today that its vice president-finance and chief financial officer, Brenda S. Tudor, is resigning effective March 18, 2005. As a result, Ms. Tudor will not be standing for reelection to the Company's board of directors.

Ms. Tudor has been employed by Ingles for over 20 years and has been its CFO and on its board of directors for the last eight years. Mr. Robert P. Ingle, chief executive officer, stated, "We regret that Ms. Tudor is leaving the Company. She is a person of the highest caliber and utmost integrity who has been a loyal and dedicated member of our team. We have benefited greatly from her counsel and we are grateful for the Company's strong financial position that has been created under her stewardship. We wish her the best of luck in her future endeavors."

Ms. Tudor will remain with the Company in a part-time advisory capacity until her replacement has been hired. The Company plans to begin a search immediately for a new CFO.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 196 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTE. For more information about the Company, visit Ingles' website at .










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